Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement of First Busey Corporation on Form S-4 of our report dated February 21, 2018, on our audit of the consolidated financial statements of The Banc Ed Corp., as of December 31, 2017, and for the year ended December 31, 2017.  We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

St. Louis, Missouri
October 4, 2018